Exhibit 99.1

Investor Contact:

The Investor Relations Group

Erika Moran/Dian Griesel, Ph.D.

Media Contact: Janet Vazquez

Phone: 212-825-3210

Unigene Announces Financial Results

For Third Quarter 2008

BOONTON, N.J.—November 10, 2008—Unigene Laboratories, Inc. (OTCBB: UGNE, http://www.unigene.com) has reported its financial results for the quarter ended September 30, 2008.

Revenue for the three months ended September 30, 2008 was $5,084,000, compared to $6,343,000 for the three months ended September 30, 2007. Revenue for both periods primarily consisted of Fortical sales and royalties, which were $4,277,000 for the three months ended September 30, 2008, and $5,771,000 for the three months ended September 30, 2007.

Revenue for the nine months ended September 30, 2008 was $14,376,000, compared to $17,390,000 for the nine months ended September 30, 2007. Revenue for both periods primarily consisted of Fortical sales and royalties, which were $12,178,000 for the nine months ended September 30, 2008, and $13,607,000 for the nine months ended September 30, 2007. The nine months ended September 30, 2007 included Fortical royalties for the ten-month period of December 2006 through September 2007 and also included $2,500,000 in revenue from Novartis under a 2007 supply agreement, consisting of $2,200,000 in product sales and $300,000 in development service fees.

Total operating expenses were $5,418,000 for the three months ended September 30, 2008, a decrease of $886,000 from $6,304,000 for the three months ended September 30, 2007.

Total operating expenses were $17,125,000 for the nine months ended September 30, 2008, a decrease of $1,141,000 from $18,266,000 for the nine months ended September 30, 2007.

Net loss for the three months ended September 30, 2008 was $687,000, or $.01 per share, compared to a net loss of $240,000, or $.00 per share, for the three months ended September 30, 2007.

Net loss for the nine months ended September 30, 2008 was $3,741,000, or $.04 per share, compared to a net loss of $1,778,000, or $.02 per share, for the nine months ended September 30, 2007.

Cash at September 30, 2008 was $14,705,000, an increase of approximately $11,027,000 from December 31, 2007. Accounts receivable at September 30, 2008 were $2,459,000.

Following are recent highlights of, and developments during, the third quarter ended September 30, 2008:

•

Sales and royalties from Fortical®, which continue to represent the largest component of Unigene’s revenue, were nearly $4.3 million in the third quarter of this year, an increase of approximately 4% compared to total Fortical revenues for the second quarter of 2008. Fortical royalty revenue increased by nearly 11% in the third quarter of 2008 compared to the second quarter of this year.

•	The company’s net loss for the third quarter was $687,000, a decrease of 43% from the second quarter of 2008.

•

Unigene’s cash at September 30, 2008 was $14.7 million, an increase of nearly $13 million compared to the end of the prior quarter. The company’s cash position was enhanced by its borrowing of $15 million pursuant to a $20 million financing agreement with Victory Park Capital, a current investor in Unigene. In connection with this borrowing, Unigene issued to Victory Park a three-year senior secured non-convertible note and 1,125,000 shares of common stock that are subject to lock-up for one year.

•

According to IMS, by September 2008, Fortical had captured more than 59% of the U.S. nasal calcitonin market, further solidifying its position as the most frequently prescribed nasal calcitonin product in the U.S.

•

Unigene is also developing its own oral calcitonin product for osteoporosis based upon its improved Enteripep® technology. In September the company reported on the results of its end-of-Phase II meeting with the FDA that established the key elements of the planned Phase III pivotal study. Unigene has recently received a favorable response from the FDA to our request for a Special Protocol Assessment, which confirmed FDA’s position regarding the final study design parameters, including patient numbers, eligibility criteria, efficacy endpoints and methods for statistical analysis. We are currently preparing a response to the FDA to finalize the process.

•

Novartis’ development partner has completed recruiting for two ongoing Phase III studies for osteoporosis and osteoarthritis involving 6,500 patients with an oral formulation using calcitonin made by Unigene’s manufacturing process which Novartis has licensed from us. A third Phase III study was recently initiated by Novartis’ development partner for knee osteoarthritis.

•	Last month Unigene initiated a Phase I study with its optimized oral formulation of parathyroid hormone. The study is ongoing and should be completed and the data analyzed around year-end.

Unigene will host a conference call tomorrow morning, Tuesday, November 11, 2008 at 9:00 AM EDT, to discuss its third quarter 2008 financial results and to provide a company update. The Company invites all those interested in hearing management’s discussion to join the call by dialing 877-407-0782 for participants in the United States and 201-689-8567 for international participants. A replay will be available for seven days after the call and can be accessed by dialing 877-660-6853 for participants in the United States and 201-612-7415 for international participants. When prompted, enter account #286 and conference ID #301594. The conference call may also be accessed via the Web at www.unigene.com and a link will be provided for listeners to join the call.

UNIGENE LABORATORIES, INC.

CONDENSED BALANCE SHEETS

	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$14,704,842	$3,677,637
Accounts receivable	2,459,227	3,142,196
Inventory	3,799,491	3,327,289
Prepaid interest	1,050,000	—
Prepaid expenses and other current assets	814,864	908,168

Total current assets	22,828,424	11,055,290

Noncurrent inventory	664,666	627,020
Property, plant and equipment, net	4,116,860	3,217,608
Patents and other intangibles, net	2,167,737	1,810,987
Investment in joint venture	1,421,462	27,440
Deferred financing costs	364,000	—
Other assets	170,249	135,815

Total assets	$31,733,398	$16,874,160

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,627,617	$1,328,272
Accrued expenses	2,509,997	1,983,558
Current portion—deferred licensing fees	1,288,006	1,313,006
Current portion—capital lease obligations	5,126	40,078

Total current liabilities	5,430,746	4,664,914

Notes payable—stockholders	15,737,517	15,737,517
Note payable—Victory Park—net of discount of $1,676,250	13,323,750	—
Accrued interest—principally to stockholders	1,760,501	783,279
Deferred licensing fees, excluding current portion	11,040,262	11,982,829
Capital lease obligations, excluding current portion	—	1,865
Deferred compensation	382,031	374,500
Due to joint venture, net of discount of $160,064	814,936	—

Total liabilities	48,489,743	33,544,904

Commitments and contingencies

Stockholders’ deficit:

Common Stock—par value $.01 per share, authorized 135,000,000 shares, issued and outstanding: 90,150,520 shares in 2008 and 87,753,715 shares in 2007	901,505	877,537
Additional paid-in capital	109,336,838	105,705,387
Accumulated deficit	(126,994,688)	(123,253,668)

Total stockholders’ deficit	(16,756,345)	(16,670,744)

Total liabilities and stockholders’ deficit	$31,733,398	$16,874,160

UNIGENE LABORATORIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenue:
Product sales	$2,644,567	$4,142,635	$7,931,708	$11,258,044
Royalties	1,632,737	1,628,476	4,245,962	4,548,575
Licensing revenue	314,187	280,691	942,567	859,237
Development fees and other	492,329	291,668	1,255,534	724,098

	5,083,820	6,343,470	14,375,771	17,389,954

Operating expenses:
Cost of goods sold	1,455,684	2,685,720	4,557,210	6,365,124
Research, development and facility expenses	2,170,671	1,911,673	6,660,815	6,214,768
General and administrative	1,791,593	1,706,563	5,907,367	5,685,886

	5,417,948	6,303,956	17,125,392	18,265,778

Operating (loss) income	(334,128)	39,514	(2,749,621)	(875,824)

Other income (expense):
Interest and other (expense) income	(4,465)	91,214	36,887	240,914
Interest expense-principally to stockholders	(347,922)	(285,656)	(1,028,286)	(1,058,225)

Loss before income taxes	(686,515)	(154,928)	(3,741,020)	(1,693,135)
Income tax expense	—	(85,000)	—	(85,000)

Net loss	$(686,515)	$(239,928)	$(3,741,020)	$(1,778,135)

Loss per share—basic and diluted:
Net loss per share	$(0.01)	$(0.00)	$(0.04)	$(0.02)

Weighted average number of shares outstanding—basic and diluted	88,854,264	87,749,919	88,328,206	87,739,140

About Unigene

Unigene Laboratories, Inc. is a biopharmaceutical company focusing on the oral and nasal delivery of large-market peptide drugs. Due to the size of the worldwide osteoporosis market, Unigene is targeting its initial efforts on developing calcitonin and PTH-based therapies. Fortical®, Unigene’s nasal calcitonin product for the treatment of postmenopausal osteoporosis, received FDA approval and was launched in August 2005. Unigene has licensed the U.S. rights for Fortical to Upsher-Smith Laboratories, worldwide rights for its oral PTH technology to GlaxoSmithKline and worldwide rights for its calcitonin manufacturing technology to Novartis. Unigene’s patented oral delivery technology has successfully delivered, in preclinical and/or clinical trials, various peptides including calcitonin, PTH and insulin. Unigene’s patented manufacturing technology is designed to cost-effectively produce peptides in quantities sufficient to support their worldwide commercialization as oral or nasal therapeutics. For more information about Unigene, call (973) 265-1100 or visit www.unigene.com. For information about Fortical, visit www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements regarding us and our business, financial condition, results of operations and prospects. Such forward-looking statements include those which express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. We have based these forward-looking statements on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include statements about the following: general economic and business conditions, our financial condition, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human trials, our dependence on patents and other proprietary rights, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, the failure to obtain regulatory approvals for our products and other risk factors discussed in our Securities and Exchange Commission filings. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors.